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                                                                   EXHIBIT 10.11



                  PART-TIME EMPLOYMENT AND SEPARATION AGREEMENT

         THIS PART-TIME EMPLOYMENT AND SEPARATION AGREEMENT (this "Agreement") dated as of October 17, 1997 is entered into by and between Karen Hedine ("Hedine") and ProCyte Corporation ("ProCyte").

                                    RECITALS

         A. Hedine has been employed as Vice President and Secretary of ProCyte. Hedine's full-time employment relationship with ProCyte ceased effective October 17, 1997.

         B. Hedine and ProCyte wish to have Hedine continue as a part-time employee of ProCyte, upon the terms and conditions set forth herein.

                                   AGREEMENTS

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained below, it is agreed as follows:

         1.       Employment

         Effective October 17, 1997, Hedine's full-time employment with ProCyte terminated and she resigned as Vice President and Secretary of ProCyte. From October 17, 1997 through January 31, 1998 (the "Part-Time Employment Period"), Hedine shall be employed by ProCyte on a part-time basis, after which her employment and retention by ProCyte will terminate. As requested by ProCyte, she will provide up to one day per week of services during the Part-Time Employment Period and, in connection therewith, will schedule with the President of ProCyte to be physically present at ProCyte's facility at least one day per week through November 30, 1997.

         Hedine shall be reimbursed for all preapproved, reasonable out-of-pocket business expenses incurred by her as a part-time employee hereunder upon presentation of an itemized expense voucher, in a form prescribed by ProCyte, together with receipts or other reasonable evidence or substantiation of these expenses.

         2.       Consideration

                  (a) Cash. In consideration of this Agreement, ProCyte shall continue to pay Hedine at her normal annual salary of $134,000 (less tax withholding) at ProCyte's normal pay periods (currently every two weeks) during the Part-Time Employment Period. In addition, ProCyte shall continue to pay and provide Hedine during the Part-Time Employment Period the health insurance benefits that it provides to ProCyte's full-time employees. In the event Hedine receives comparable insurance coverage through another employer, ProCyte's obligation to pay and provide such health insurance benefits to Hedine shall cease.

                  (b) Stock Options. It is recognized and agreed that (i) all stock options previously granted to Hedine by ProCyte have vested with the exception of an incentive stock option for 100,000 shares granted on January 26, 1995 at an exercise price of $2.94, which will continue to vest at the normal rate (i.e., as if she were a full-time employee) through January 31, 1998, prior to which time it will have become fully vested, (ii) the nonqualified stock option granted Hedine on July 28, 1988 at an exercise price of $2.16 for 3,480 shares

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has terminated pursuant to its terms, (iii) the nonqualified option granted
Hedine on September 16, 1988 at an exercise price of $2.16 for 29,000 shares will terminate, pursuant to its terms, on September 16, 1998, (iv) after Hedine completes her part-time employment in accordance with this Agreement, ProCyte will extend to September 16, 1998 the time to exercise the incentive stock options granted Hedine on May 7, 1991, September 27, 1991 and January 26, 1995 for 1,000, 70,000 and 100,000 shares, respectively, after which time such options shall no longer be exercisable and shall terminate, and (v) the extension of time to exercise provided by the preceding clause (iv) will cause such stock options to be treated as nonqualified stock options for tax purposes and not incentive stock options.

         3.       Benefits

         All benefits to which Hedine was entitled shall cease as of the date of termination of part-time employment, except Hedine's right to health insurance benefits under COBRA, if Hedine elects, and her right, in accordance with federal law, to leave her 401(k) contributions in ProCyte's 401(k) plan.

         4.       Reaffirmation of Prior Agreements

         Hedine and ProCyte expressly reaffirm and incorporate herein as part of this Agreement the following agreements:

                  (a) Indemnity Agreement. The Indemnity Agreement that Hedine signed effective February 23, 1995 shall remain in full force and effect.

                  (b) Propriety Information and Invention Agreement. The Propriety Information and Invention Agreement that Hedine signed effective January 29, 1987 shall remain in full force and effect.

                  (c) Confidentiality and Computer Systems Agreement. The Confidentiality and Computer Systems Agreement that Hedine signed effective January 28, 1994 shall remain in full force and effect.

         5.       Nonsolicitation

         Hedine shall not directly or indirectly solicit or entice, or attempt to solicit or entice, any employee, consultant, customer, research collaborator or corporate partner of ProCyte to cease his, her or its relationship with ProCyte.

         6.       No Disparagement

         Hedine shall not make any disparaging or negative remarks to anyone, either inside or outside of ProCyte, about ProCyte or ProCyte's business, business practices, products, patents, technology, marketing strategy, services, policies, judgments, decisions, officers, directors or employees. ProCyte shall not make any disparaging or negative remarks to anyone, either inside or outside of ProCyte, about Hedine or Hedine's proposed business, business practices, services, judgments or decisions.

         7.       General Release of Claims

         Hedine expressly waives any claims against ProCyte and releases ProCyte (including its officers, directors, shareholders, managers, agents and representatives) from any claims that Hedine may have in any way arising out of or connected with Hedine's employment with



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ProCyte. It is understood that this release includes, but is not limited to, any claims for wages, bonuses, employment benefits, or damages of any kind whatsoever, arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of wrongful discharge, any legal restriction on ProCyte's right to terminate employees, or any federal, state or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the federal Age Discrimination in Employment Act, the Americans with Disabilities Act, the Washington Law Against Discrimination, or any other legal limitation on the employment relationship.

         Hedine represents that she has not filed any complaints, charges or lawsuits against ProCyte with any governmental agency or any court, and agrees that she shall not initiate, assist or encourage any such actions.

         This waiver and release shall not waive or release claims where the events in dispute first arise after execution of this Agreement, nor shall it preclude Hedine from filing a lawsuit for the exclusive purpose of enforcing Hedine's rights under this Agreement.

         8.       Severability

         The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.

         9.       Revocation; Knowing and Voluntary Agreement

         Hedine agrees she has been provided the opportunity to consider for twenty-one (21) days whether to enter this Agreement and has voluntarily chosen to enter this Agreement on this date. Hedine may revoke this Agreement for a period of seven (7) days following execution of this Agreement; this Agreement shall become effective following expiration of this seven (7) day period. Hedine acknowledges that she is voluntarily executing this Agreement, that she has carefully read and fully understands all aspect of this Agreement, that she has not relied upon any representations or statements not set forth herein or made by ProCyte's agent or representatives, that she has been advised to consult with an attorney prior to executing this Agreement, and that, in fact, she has consulted with an attorney of her choice as to the subject matter and effect of this Agreement.

         10.      Consulting

         For a period extending one year after the end of the Part-Time Employment Period, Hedine shall, upon the reasonable request of ProCyte, and at mutually agreed-upon times and places, provide part-time consulting services (as an independent contractor) to ProCyte at the rate of $1,000 per day.

         11.      Entire Agreement

         This Agreement sets forth the entire understanding between Hedine and ProCyte and supersedes and cancels the Key Executive Severance Agreement dated as of February 19, 1997 and any other prior agreements or understandings, express or implied, with respect to the subject matter hereof, including the terms of Hedine's part-time employment with ProCyte and the termination of her relationship as an employee and officer.


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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

KAREN HEDINE               PROCYTE CORPORATION

/s/ Karen Hedine           By /s/ John F. Clifford
------------------------      -------------------------
Karen Hedine
                           Title:  President and Chief Executive Officer


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